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                                                                    EXHIBIT 99.1

TOYMAX INTERNATIONAL COMPLETES ACQUISITION OF FUNNOODLE SPRING PRODUCT LINE

PLAINVIEW, N.Y., Dec. 3 /PRNewswire/ - Toymax International, Inc. (Nasdaq: TMAX
- NEWS), reported today that the previously announced acquisition of the Funnoodle product line from KidPower, Inc. has been completed on schedule. Funnoodle(TM) is a highly recognized consumer brand of pool and backyard water recreational products and a leader in those categories. The full product line includes the original Funnoodle, floating pool mats, lawn sprinkler toys, and exercise mats. Sales of the Funnoodle product line were over $15 million in 1998. The acquisition is expected to be modestly accretive to Toymax earnings in the fourth quarter of fiscal 2000.

Commenting on the synergies of the acquisition, Toymax President Steven Lebensfeld noted, "The Funnoodle line offers a great fit with both our existing spring/summer product lines and our retail distribution channels. Additionally, this acquisition provides us with new opportunities to leverage Toymax's assets in order to broaden our product offerings and expand into new retail channels."

Lebensfeld continued, "We will be working closely with KidPower to ensure a smooth transition as we integrate Funnoodle into our Toymax Enterprises Group, headed by Barry Shapiro. We are enthusiastic about the opportunity to build upon the strength of such a successful consumer product line, and look forward to bringing our in depth knowledge of creating and marketing innovative products to the Funnoodle business." About Toymax

Toymax (WWW.TOYMAX.COM) is a children's consumer products company that creates, designs and markets innovative and technologically advanced toys and leisure products. Toymax products promote fun and creative play and are available under several brands: Toymax(R) toys, such as R.A.D.(TM) Robot, Mighty Mo's(TM) vehicles, the award-winning Laser Challenge(TM) and Creepy Crawlers(R) brands and a new line of educational hand-held and tabletop electronics under the Jumpstart(TM) brand licensed from Knowledge Adventure Inc., and the Math Blaster(TM) brand licensed from Davidson & Associates, Inc.; Go Fly A Kite(R) kites, windsocks and banners; Candy Planet(TM) candy products; and Monogram(R) gift, novelty and souvenir products. Toymax is headquartered in Plainview, N.Y. and its products are available at retailers worldwide.

The statements made in this press release contain certain forward-looking statements. The Company cautions readers that all forward-looking statements are necessarily speculative and accordingly undue reliance should not be placed on any such forward-looking statements, which only speak as of the date made. Actual results may vary materially from those anticipated by the Company for a variety of reasons, including, without limitation, changing consumer demand for its products, a reliance on new product introductions, seasonal and quarterly fluctuations, and the failure to successfully integrate recent acquisitions. The risks highlighted herein should not be assumed to be the only things that could affect the future performance of the Company. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are referred to the documents
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filed by the Company with the Securities and Exchange Commission, specifically, the most recent reports filed under the Securities Exchange Act of 1934 and the registration statement filed pursuant to the Securities Act of 1933, which identify important risk factors.

                                              SOURCE: TOYMAX INTERNATIONAL, INC.


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